                                 SCHEDULE 14A/A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 1)


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ORLEANS HOMEBUILDERS, INC.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

     ------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

     ------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

     ------------------------------------------------------------

5)   Total fee paid:

     ------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

     ------------------------------------------------------------

2)   Form, Schedule or Registration Statement No.:

     ------------------------------------------------------------

3)   Filing Party:

     ------------------------------------------------------------

4)   Date Filed:

     ------------------------------------------------------------

                                  -------------

                           ORLEANS HOMEBUILDERS, INC.
                         One Greenwood Square, Suite 101
                                3333 Street Road
                          Bensalem, Pennsylvania 19020

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 6, 2002

                                  -------------

To the Stockholders of Orleans Homebuilders, Inc.:

         The Annual Meeting of Stockholders of Orleans Homebuilders, Inc. (the "Company") will be held on Friday, December 6, 2002, at 11:00 a.m., Philadelphia time, at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, Pennsylvania 19103 (Conference Room 5), for the following purposes:

         1. Election of directors;

         2. Approval of the Orleans Homebuilders, Inc. Amended and Restated Incentive Compensation Plan; and

         3. Transaction of such other business as properly may be brought before the meeting or any adjournment thereof.

         The board of directors has fixed the close of business on October 22, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. Only stockholders of record on the transfer books of the Company at the close of business on that date are entitled to notice of and to vote at the meeting.

         It is important that your shares be represented and voted at the meeting. Please mark, sign, date and return the enclosed proxy in the envelope provided for that purpose even if you plan to attend the meeting. A person giving a proxy has the power to revoke it by written notice to the secretary of the Company, and any stockholder who is present at the meeting may withdraw the proxy and vote in person. Stockholders who hold their shares through a broker (in "street name") should follow the voting instructions provided by their broker.

October 25, 2002

                                 By Order of the Board of Directors

                                 JOSEPH A. SANTANGELO,
                                 Secretary-Treasurer and Chief Financial Officer

                           ORLEANS HOMEBUILDERS, INC.

                             Corporate Headquarters:

                         One Greenwood Square, Suite 101
                                3333 Street Road
                          Bensalem, Pennsylvania 19020
                        Telephone Number: (215) 245-7500

                                 --------------

                                 PROXY STATEMENT

                                  -------------

         This proxy statement, which is being sent to stockholders on or about November 1, 2002, is furnished to stockholders of Orleans Homebuilders, Inc. in connection with the solicitation of proxies for the Annual Meeting of Stockholders (the "Annual Meeting"), by order of the board of directors of the Company. The meeting will be held on Friday, December 6, 2002, at 11:00 a.m., Philadelphia time, at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, Pennsylvania, 19103 (Conference Room
5) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         The record date of stockholders entitled to notice of and to vote at the meeting has been fixed as the close of business on October 22, 2002. Only stockholders of record at the close of business on the record date shall be entitled to notice of and to vote at the meeting.

         As of October 22, 2002, the Company had outstanding 11,960,899 shares of Common Stock, par value $.10 per share, which are eligible to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.

                                TABLE OF CONTENTS


VOTING AND REVOCABILITY OF PROXIES.............................................1
----------------------------------

ELECTION OF DIRECTORS..........................................................2
---------------------

     Directors.................................................................3
     ---------

     Executive Officers........................................................3
     ------------------

     Committees and Meetings of the Board of Directors.........................4
     -------------------------------------------------

     Compensation of Directors.................................................5
     -------------------------

APPROVAL OF THE ORLEANS HOMEBUILDERS, INC. AMENDED AND RESTATED INCENTIVE
-------------------------------------------------------------------------
  COMPENSATION PLAN............................................................5
  -----------------

     Eligibility...............................................................5
     -----------

     Administration............................................................6
     --------------

     Bonus Payments Under the Incentive Plan...................................6
     ---------------------------------------

     Amendment, Suspension or Termination......................................7
     ------------------------------------

     Tax Aspects...............................................................7
     -----------

OTHER MATTERS..................................................................8
-------------

ADDITIONAL INFORMATION.........................................................8
----------------------

     Section 16(a) Beneficial Ownership Reporting Compliance...................8
     -------------------------------------------------------

     Security Ownership of Certain Beneficial Owners and Management............9
     --------------------------------------------------------------

EXECUTIVE COMPENSATION........................................................11
----------------------

     Summary Compensation Table...............................................11
     --------------------------

     Aggregated Option Exercises in Last Fiscal Year and Fiscal
     ----------------------------------------------------------
       Year-End Option Values.................................................13
       ----------------------

     Option/SAR Grants Table..................................................13
     -----------------------

     Performance Graph........................................................13
     -----------------

     Compensation Committee Interlocks and Insider Participation..............15
     -----------------------------------------------------------

     Employment Contracts with Named Executives...............................15
     ------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.......................17
-------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................18
----------------------------------------------

AUDIT COMMITTEE REPORT........................................................21
----------------------

ADDITIONAL INFORMATION REGARDING THE AUDITORS.................................22
---------------------------------------------

DEADLINE FOR FILING STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING.............22
-----------------------------------------------------------------

ANNUAL REPORT ON FORM 10-K....................................................23
--------------------------

Appendix A...................................................................A-1

                       VOTING AND REVOCABILITY OF PROXIES

         Each share of outstanding Orleans Homebuilders, Inc. (the "Company") common stock, par value $.10 per share ("Common Stock"), entitles the holder to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting. Under the Company's by-laws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists.

         Shares of the Company's Common Stock represented by any unrevoked proxy in the enclosed form will be voted in accordance with the specifications made on such proxy, if it is properly executed and received prior to voting at the Annual Meeting. Any properly executed proxy received on a timely basis on which no specification has been made by the stockholder will be voted (1) "FOR" the election as directors of the nominees listed herein (or for such substitute nominees as may be nominated in the event the initial nominees become unavailable); (2) "FOR" approval of the Orleans Homebuilders, Inc. Amended and Restated Incentive Compensation Plan; and (3) in the discretion of the proxy committee of the board of directors, upon all other matters requiring a vote of stockholders which may properly come before the meeting and of which the board of directors was not aware a reasonable time before this solicitation.

         The enclosed proxy is being solicited on behalf of the board of directors of the Company and any costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, the proxy, this proxy statement and the Annual Report, which are herewith enclosed. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse such persons for their reasonable expenses in so doing.

         The proxy committee, selected by the board of directors, consists of Jeffrey P. Orleans, Chief Executive Officer and Chairman of the board of directors of the Company, and Benjamin D. Goldman, Vice Chairman of the board of directors of the Company. If the enclosed proxy is executed and returned, it may, nevertheless, be revoked at any time before it has been exercised upon written notice to the Secretary of the Company or by delivering a duly executed proxy bearing a later date. The proxy shall be deemed revoked if a stockholder is present at the meeting and elects to vote in person.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not effect the outcome of the election of directors, as directors are elected by a plurality of votes cast. The proposal to approve the Orleans Homebuilders, Inc. Amended and Restated Incentive Compensation Plan (the "Incentive Plan Proposal") requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting. Under applicable Delaware law, abstentions with respect to the Incentive Plan Proposal will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the vote on the Incentive Plan Proposal. Jeffrey P. Orleans, Chairman of the board of directors and Chief Executive Officer, controls a majority of the voting power of the Common Stock. Mr. Orleans has informed the Company that he intends to vote his shares of Common Stock in favor of Proposal 1 and Proposal 2, which means that these proposals will be approved regardless of the votes of the Company's other stockholders.

                              ELECTION OF DIRECTORS

         The stockholders are being asked to elect ten directors, who will comprise the entire board of directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. The nominees are Messrs. Benjamin D. Goldman, Jerome S. Goodman, Robert N. Goodman, Andrew N. Heine, David Kaplan, Lewis Katz, Jeffrey P. Orleans, Robert M. Segal, John W. Temple and Michael T. Vesey, all of whom are currently directors of the Company. Assuming a quorum is present, the ten nominees receiving the highest number of votes cast at the meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

         In the event that any nominee for director should become unavailable, which event the board of directors does not anticipate, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the board of directors, unless otherwise indicated by the stockholder on the proxy.

Name                             Age     Present Position with the Company      Director Since
----                             ---     ---------------------------------      --------------
Benjamin D. Goldman(1)(2)        56      Vice Chairman of the Board                  1992
Jerome S. Goodman                68      Director                                    2001
Robert N. Goodman(3)             50      Director                                    1994
Andrew N. Heine(3)               73      Director                                    1994
David Kaplan(3)(4)(5)            58      Director                                    1994
Lewis Katz(1)(4)(5)(6)           60      Director                                    1987
Jeffrey P. Orleans(1)(2)(6)      56      Chairman of the Board and Chief             1983
                                         Executive Officer
Robert M. Segal                  67      Director                                    2002
John W. Temple                   65      Director                                    2002
Michael T. Vesey                 43      Director, President and Chief               2001
                                         Operating Officer

-------------------

(1) Member of the committee designated to administer the 1992 Stock Option Plan for Non-Employee Directors (the "1992 Director Option Plan Committee"), of which Mr. Orleans is Chairman (the "1992 Directors Option Plan").

(2) Member of the committee designated to administer the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan").

(3)  Member of the Audit Committee.

(4)  Member of the Compensation Committee.

(5) Member of the committee (the "1992 Incentive Stock Option Committee") designated to administer the 1992 Incentive Stock Option Plan (the "1992 Plan").

(6)  Member of the Executive Committee.

Directors

         Jeffrey P. Orleans has served as Chairman of the Board and Chief Executive Officer of the Company since September 1986. From September 1986 to May 1992, he also served as President of the Company. In addition, Mr. Orleans is a trustee of Pennsylvania Real Estate Investment Trust.

         Benjamin D. Goldman was elected Vice-Chairman of the Board in April 1998 and has been a director of the Company since May 1992. From May 1992 until April 1998, he served as President and Chief Operating Officer of the Company.

         Jerome S. Goodman has been a director of the Company since April 2001. Mr. Goodman was a director of Aetna Inc. from 1988 to May 2001. Mr. Goodman retired as Chairman of Travel One upon the sale of that firm to American Express Company on November 15, 1998. He had served as Chairman of Travel One from 1971 until 1998 and was the sole shareholder from 1971 to 1994. He was a trustee of Resource Asset Investment Trust, a real estate investment trust, from 1997 to 1999. Mr. Goodman is a director of The Maine Merchant Bank, LLC and Marlton Technologies, Inc.

         Robert N. Goodman has been a director of the Company since April 1994. Since 1998, he has served as President of Olympic Realty Advisors II, LLC, a finance company providing equity and debt capital for single family residential homebuilding projects in California. Mr. Goodman owns a controlling equity interest in JDT Consulting Group, the sole general partner of La Jolla Village Professional Center Associates, L.P., a California limited partnership.

         Andrew N. Heine has been a director of the Company since April 1994. For more than five years, Mr. Heine has been an attorney and private investor. Mr. Heine is a director of Citizens Communications Company.

         David Kaplan has been a director of the Company since April 1994. Since 1996, Mr. Kaplan has been a principal in Autumn Hill Capital, Inc., a real estate advisory and investment banking firm, and managing partner of Kingsbridge Partners LLC, a real estate investment firm. Prior to that time, he was a principal of Victor Capital Group, L.P., which engaged in real estate advisory services and investment banking.

         Lewis Katz has been a director of the Company since 1987. From 1972 to 1997, he was a partner in the law firm of Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., Cherry Hill, New Jersey, which has performed legal services for the Company in the past year, and he is now Of Counsel to such law firm. Mr. Katz is a director of Central Parking Corporation.

         Robert M. Segal has been a director of the Company since August 2002. For more than five years, Mr. Segal has been a partner in the law firm Wolf, Block, Schorr and Solis-Cohen LLP, which serves as general counsel to the Company.

         John W. Temple has been a director of the Company since April 2002. For more than five years, Mr. Temple has been the President and Chief Executive Officer of Temple Development Company, a real estate development company.

         Michael T. Vesey has been a director of the Company since September 2001 and has served as President and Chief Operating Officer of the Company since April 1998. From July 1994 to April 1998, he was the Executive Vice President-Project Management of the Company.

Executive Officers

         In addition to Messrs. Orleans, Goldman and Vesey, the following persons serve as executive officers of the Company:

         Thomas Gancsos, 49, has been the Company's Division Manager for Richmond, Virginia, since the Company acquired Parker & Lancaster Corporation ("PLC") in October 2000. Prior to that, he had been the Division Manager for PLC since December 1999. From January 1998 through November 1999, Mr. Gancsos was self-employed as a consultant and builder of custom homes and, from November 1995 through December 1997, he was the President of the Mid-Atlantic Region for Ryland Group, a builder of residential homes.

         J. Russell Parker, III, 58, has been President of PLC and Parker Lancaster & Orleans Corporation, both wholly-owned subsidiaries of the Company, since the Company's acquisition of PLC in October 2000. Prior to the Company's acquisition of PLC, Mr. Parker had been the President and Chief Executive Officer of PLC since 1997.

         L. Anthony Piccola, 58, has been the Company's Division Manager for Raleigh, North Carolina, since the Company acquired PLC in October 2000. Prior to that, he was employed by PLC as the Division Manager for Raleigh for more than five years.

         Joseph A. Santangelo, 48, is Chief Financial Officer, Treasurer and Secretary of the Company. He has held the position of Chief Financial Officer since July 1994, and he has been Treasurer and Secretary of the Company since 1987.

         Gary G. Schaal, 52, is Executive Vice President-Sales and Marketing of the Company. He has held that position since September 1995. From July 1987 to November 1994, Mr. Schaal was a Senior Vice President of Scarborough Corporation and a Vice President of Scarborough Homes, Inc.

         Thomas Vesey, 38, has been the Company's Division Manager for Charlotte, North Carolina, since January 2002. Prior to that, he had been employed by the Company from March 2000 to December 2001 to assist the Company in evaluating and identifying opportunities for expansion into additional markets and to assimilate acquisitions into the Company's operations. From April 1997 to March 2000, Mr. Vesey was employed by Hovnanian Enterprises, Inc. as the Northeast Region Purchasing Manager.

         All of the Company's executive officers serve at the discretion of the board of directors.

Committees and Meetings of the Board of Directors

         The board of directors held three meetings during the fiscal year ended June 30, 2002 ("Fiscal 2002"). During Fiscal 2002, all incumbent directors attended in person or by conference call at least 75% of the total number of meetings of the board of directors and meetings of the committees of the board of directors on which they served during their incumbency.

         The Company has standing Executive, Audit, Compensation, 1992 Incentive Stock Option, 1992 Director Option Plan and 1995 Director Option Plan Committees. The board of directors does not have a standing Nominating Committee. The functions of a Nominating Committee are carried on by the board of directors as a whole.

         The Executive Committee has and exercises the authority of the board of directors in the management of the business and affairs of the Company between meetings of the board of directors. During Fiscal 2002, the Executive Committee did not hold meetings, but acted once by written consent.

         The Audit Committee selects the independent accountants, reviews with the independent accountants the adequacy of the system of internal accounting controls of the Company and discusses with management and the independent accountants the Company's annual financial statements and principal accounting matters. During Fiscal 2002, the Audit Committee met once.

         The Compensation Committee reviews the general compensation arrangements and structure of the Company, reviews salaries and other compensation arrangements for the executive officers and other key employees of the Company and makes recommendations concerning such compensation to the board of directors. The Compensation Committee held no formal meetings during Fiscal 2002.

         None of the committees that administer the Company's stock incentive plans held meetings in Fiscal 2002.

Compensation of Directors

         Each director who is not an employee of the Company is entitled to receive a basic fee of $6,000 annually for his service on the board of directors. This fee is paid in four equal quarterly installments and pro rated for service less than a full year. In addition, each non-employee director is entitled to receive an attendance fee of $2,500 for each board meeting and $500 for each committee meeting. Any director who is also an employee of the Company is not separately compensated for his service as a director.

         In addition to cash compensation, the Company has in the past granted directors options to acquire Common Stock. Pursuant to the 1992 Directors Option Plan, Mr. Katz received options to acquire 25,000 shares of Common Stock, which have been exercised. Pursuant to the 1995 Plan, Messrs. Robert N. Goodman, Heine and Kaplan were each granted options to acquire 25,000 shares of Common Stock in 1995, which are fully vested. Pursuant to the 1995 Plan, each of Messrs. Goodman, Heine, Kaplan and Katz were also each granted options to acquire 10,000 shares of Common Stock in 1998, which are fully vested. All stock options were issued at the fair market value of the Common Stock on the date of grant.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF
                       EACH OF THE NOMINEES FOR DIRECTOR.



                   APPROVAL OF THE ORLEANS HOMEBUILDERS, INC.
                AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

         The board of directors, and the Compensation Committee of the board of directors, believe it is important to align the interests of the Company's executive officers with those of the stockholders, and have operated an incentive compensation plan since its initial adoption by the board of directors on July 18, 1994, that provides for annual bonus compensation that is directly related to the Company's net pre-tax profits. These bonus arrangements, including the use of the Company's net pre-tax profit and the formulation by which individual bonuses are determined, were established and approved by the Compensation Committee and have been reviewed annually. The Orleans Homebuilders, Inc. Incentive Compensation Plan (the "Incentive Plan"), as adopted by the board of directors as of October 23, 2002, is an amendment and restatement of the existing incentive compensation plan. The implementation of the Incentive Plan is subject to the disclosure of its material terms to, and its subsequent approval by the Company's stockholders. No bonuses will be payable under the Incentive Plan unless and until it has been disclosed to and approved by the Company's stockholders.

         The board of directors of the Company proposes that the stockholders of the Company ratify and approve the Incentive Plan.

         While the Incentive Plan generally continues the incentive compensation plan that has been in effect since 1994, the amendment and restatement provides that participation in the Plan by individuals other than Messrs. Orleans and Vesey shall be determined by the Compensation Committee or such other committee of the board of directors designated to act as the administrative committee with respect to the Incentive Plan.

         The following summary of the material features of the Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached hereto as Appendix A.

Eligibility

         The executives and key employees who are eligible to participate in the Incentive Plan are: Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer of the Company; Benjamin D. Goldman, Vice Chairman of the Board; Michael T. Vesey, President and Chief Operating Officer; and those other executive officers and key employees who are designated as participants by the administrative committee for the Incentive Plan. No participant in the Incentive Plan will be entitled to any bonus payment if the participant has ceased to be employed by the Company or any affiliate of the Company prior to the date of payment other than where the participant's employment has terminated by reason of death, disability or retirement.

Administration

         The Incentive Plan is administered by the Compensation Committee of the Board unless another committee is established by the board of directors to act as the administrative committee for the Incentive Plan. The membership of the committee administering the Incentive Plan will in all events consist of two or more members of the board of directors each of whom qualifies as an "outside" director under certain Treasury Regulations that relate to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Million Dollar Cap Rules"). The administrative committee has the authority and the responsibility for administering the Incentive Plan in a manner consistent with its terms, making any and all discretionary determinations that are required or permitted to be made under the terms of the Incentive Plan, and interpreting the Incentive Plan document.

Bonus Payments Under the Incentive Plan

         No amounts are payable as bonuses under the terms of the Incentive Plan for any plan year (which is the same as the Company's fiscal year) unless the Company recognizes some level of net pre-tax profits for that fiscal year. For these purposes, the Company's net pre-tax profits are the Company's consolidated operating profits determined before taxes and without taking into account nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, or any bonuses paid or accrued under the Incentive Plan. The Company's net pre-tax profits are calculated in accordance with generally accepted accounting principles.

         If there are net pre-tax profits for a fiscal year, the administrative committee for the Incentive Plan will certify the level of such profits and 8% of such profits will be paid out as bonuses. The bonus payable to Jeffrey P. Orleans with respect to each plan year is 3% of the Company's net pre-tax profit for that year and the bonus payable to Michael T. Vesey with respect to each plan year is 1 1/2% of the Company's net pre-tax profit for that year. The bonus payable to any other participant in the Incentive Plan will be determined by the administrative committee, but in no event will the bonus payable to any such other individual exceed 1 1/2% of the Company's net pre-tax profits for the plan year. The administrative committee has no authority to increase the maximum bonus payable to any participant under the Incentive Plan with respect to any plan year.

         The following table sets forth the benefits paid under the terms of the Company's incentive compensation plan for Fiscal 2002, which plan is being continued, subject to approval by the stockholders, through the adoption of the Incentive Plan:


                                                                      Percentage of
Name                                           Amount                Pre-Tax Profits
Jeffrey P. Orleans, Chairman                  $954,570                    3.0%
     & CEO

Benjamin D. Goldman, Vice Chairman             416,500                    1.3%

Michael T. Vesey, President
     & CEO                                     477,285                    1.5%

All Executive Officers as a Group            2,013,355                    6.3%

All Other Officers and Key
     Employees as a Group                      528,418                    1.7%

Amendment, Suspension or Termination

         The board of directors has the right to amend or terminate the Incentive Plan in whole or in part at any time. Unless it is otherwise prohibited by law, any amendment that may be required to conform the Incentive Plan to the performance-based compensation requirements of the Million Dollar Cap Rules may be made by the Compensation Committee or other committee designated to administer the Incentive Plan, without action by the entire board of directors. The Incentive Plan may not, however, be amended if that amendment would change the class of individuals who are eligible to participate in the Incentive Plan, or the formula by which maximum bonus payments are determined, without shareholder approval.

Tax Aspects

         Amounts payable as bonuses pursuant to the Incentive Plan will be taxable compensation income to the participant for the taxable year in which the bonus is actually paid. In general, compensation paid to employees of the Company constitutes a compensation expense that is deductible for purposes of the Company's federal income tax determination. Compensation in excess of $1,000,000 payable to any one of the Company's chief executive officer or any of its other four highest paid officers for any taxable year may, however, be non-deductible because of the disallowance of that deduction under the Million Dollar Cap Rules. It is intended that amounts payable as bonuses pursuant to the provisions of the Incentive Plan will qualify as "performance-based" compensation that is exempt from the limitations otherwise imposed pursuant to the Million Dollar Cap Rules.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO APPROVE
         THE COMPANY'S AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

                                  OTHER MATTERS

         The board of directors is not aware at present of any other matters which will or may come before the meeting and which require a vote of the stockholders. If any such matter is properly brought before the meeting, the proxy committee will vote thereon in its discretion, to the extent permitted by the rules and regulations of the Securities and Exchange Commission and Delaware corporate law. You are urged to mark, sign and date your proxy and return it immediately.

                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

         Based on the Company's review of the copies of the reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 2002 were made on a timely basis except that: Messrs. J. Russell Parker, III, Thomas Gancsos and L. Anthony Piccola each failed to timely file a Form 3 in connection with their becoming executive officers of the Company in October 2000 as a result of the Company's acquisition of PLC in October 2000; Messrs. Parker and Piccola each failed to timely file a Form 5 for the fiscal year ended June 30, 2001 ("Fiscal 2001") for their anticipated receipt of Common Stock in connection with the Company's purchase of PLC and in connection with their anticipated receipt of Common Stock pursuant to their employment agreements with PLC; Thomas Vesey failed to timely file a Form 3 in connection with becoming an executive officer of the Company in January 2002; Mr. Benjamin D. Goldman failed to timely report on Form 4 his cashless exercise of options to acquire 400,000 shares of Common Stock in April 2002; and Mr. Lewis Katz failed to timely report on Form 4 his exercise of options to acquire 25,000 shares of Common Stock in May 2002. Messrs. Gancsos, Parker, Piccola, Vesey, Katz and Goldman have since filed the appropriate Section 16(a) reports with respect to these transactions.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of the close of business on September 30, 2002, certain information with respect to the beneficial shareholdings of each director or nominee, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Company's shares of Common Stock, based upon Company records or Securities and Exchange Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                             Number of Shares        Percent of
Name of Beneficial Owner                                                    Beneficially Owned         Class
------------------------                                                    ------------------       ----------
Jeffrey P. Orleans, Chairman and Chief Executive Officer...............          11,314,128(1)         71.2%
Benjamin D. Goldman, Vice Chairman of the Board........................           1,153,221(2)          9.7%
Jerome S. Goodman, Director............................................             368,000             3.1%
Robert N. Goodman, Director............................................              50,000(3)            *
Andrew N. Heine, Director..............................................              35,000(4)            *
David Kaplan, Director.................................................              69,000(5)            *
Lewis Katz, Director...................................................             489,000(6)          4.1%
Robert M. Segal, Director..............................................              68,000               *
John W. Temple, Director...............................................              15,000               *
Michael T. Vesey, Director and President and Chief Operating Officer...             445,700(7)          3.7%
Thomas Gancsos, Division Manager.......................................               - 0 -
J. Russell Parker, III, President, Parker Lancaster Corporation;
    Parker & Lancaster Corporation.....................................             246,008(8)          2.0%
L. Anthony Piccola, Division Manager...................................              20,256(9)
Joseph A. Santangelo, Chief Financial Officer..........................             102,500(10)           *
Gary G. Schaal, Executive Vice President...............................              85,000(11)           *
Thomas Vesey, Division Manager.........................................               - 0 -
All directors and executive officers
  as a group (16 persons)..............................................          14,460,813(12)        86.9%


 ----------------

*    Less than 1% of the outstanding shares of Common Stock of the Company.
(1) The shares reflected include (a) 5,000 shares of 10,000 shares owned by a privately-held corporation, of which Mr. Orleans is a 50% stockholder, (b) 2,000,000 shares issuable upon conversion of the Company's $3,000,000 Convertible Subordinated 7% Note, (c) 42,000 shares owned by a privately held partnership, of which Mr. Orleans is a majority partner, (d) 2,000,000 shares issuable upon conversion of 100,000 shares of the Company's Series D Preferred Stock, which has a liquidation value of $3,000,000, and (e) 40,000 shares (for which Mr. Orleans disclaims beneficial ownership) owned by the Jeffrey P. Orleans Charitable Foundation. The address of Mr. Orleans is c/o Orleans Homebuilders, Inc., 3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020.
(2) The shares reflected include 606,282 shares (for which Mr. Goldman disclaims beneficial ownership) held in separate trusts for the benefit of the children of Mr. Orleans, as to which Mr. Goldman is, in each case, sole trustee. The address of Mr. Goldman is c/o Orleans
     Homebuilders, Inc., 3333 Street Road, Suite 101, Bensalem, Pennsylvania 19020.
(3) The shares reflected consist of (a) 15,000 shares owned by Goodtab Corporation (of which Mr. Goodman is the sole shareholder) and (b)
     35,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.
(4) Consists of 35,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.

(5) The shares reflected include 35,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.
(6) The shares reflected include 10,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.
(7) The shares reflected include (a) 700 shares (for which Mr. Vesey disclaims beneficial ownership) held as custodian for Mr. Vesey's minor daughters, and (b) 315,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.
(8) The shares reflected include an aggregate of 92,253 shares Mr. Parker is entitled to receive in three equal installments on October 12, 2002, 2003 and 2004 pursuant to his employment agreement with PLC and an aggregate of 92,253 shares Mr. Parker is entitled to receive in three equal installments on October 12, 2002, 2003 and 2004 pursuant to the Company's acquisition of PLC.
(9) The shares reflected include an aggregate of 7,596 shares Mr. Piccola is entitled to receive in three equal installments on October 12, 2002, 2003 and 2004 pursuant to his employment agreement with PLC and an aggregate of 7,596 shares Mr. Piccola is entitled to receive in three equal installments on October 12, 2002, 2003 and 2004 pursuant to the Company's acquisition of PLC.
(10) The shares reflected include 70,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002 and 32,500 shares as to which Mr. Santangelo has shared voting power.
(11) The shares reflected include 60,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2002.
(12) The shares reflected consist of (a) 560,000 shares subject to options that are currently exercisable or will become exercisable with 60 days of September 30, 2002, (b) 2,000,000 shares issuable upon conversion of the Company's $3,000,000 Convertible Subordinated 7% Note, (c) 2,000,000 shares issuable upon conversion of 100,000 shares of the Company's Series D Preferred Stock, which has a liquidation value of $3,000,000, and (d) 199,698 shares Messrs. Parker and Piccola are entitled to receive in equal installments on October 12, 2002, 2003 and 2004.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information as to all compensation paid by the Company for services in each of the Company's last three fiscal years ended June 30 to: (i) the Company's Chief Executive Officer and (ii) the four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 2002 and whose total annual salary and bonus exceeded $100,000 in Fiscal 2002 (together with the Chief Executive Officer, the "Named Executive Officers").


                                                                   Annual Compensation
                                                                   -------------------

                                                                                             Other Annual      Restricted
                                                                                             Compensation     Stock Awards
Name and Principal Position                   Fiscal Year       Salary          Bonus           (1)(2)              $
---------------------------                   -----------       ------          -----      ----------------     --------
Jeffrey P. Orleans                                2002       $300,000        $954,570           $3,400            $--
  Chairman and CEO                                2001        300,000         559,366            3,400             --
                                                  2000        300,000         400,830            3,200             --

Benjamin D. Goldman                               2002        225,000         416,500            3,400             --
  Vice Chairman of the Board                      2001        237,500         275,000            3,400             --
                                                  2000        250,000         200,415            3,200             --

Michael T. Vesey                                  2002        217,500         477,285            3,400             --
  President and Chief Operating Officer           2001        200,000         279,683            3,400             --
                                                  2000        200,000         200,415            3,200             --

J. Russell Parker                                 2002        220,000         415,300(3)         5,289             --
  President                                       2001(4)     152,307         119,953            3,808        192,194(5)
  Parker Lancaster & Orleans Corporation          2000(6)          --              --               --             --
  Parker & Lancaster Corporation

L. Anthony Piccola                                2002        137,500         285,588(7)         4,284             --
  Division Manager                                2001(4)      95,193         176,637            2,856         15,800(8)
  Parker Lancaster & Orleans Corporation          2000(6)          --              --               --             --
  Parker & Lancaster Corporation

---------------
(1) The amount shown is the amount contributed by the Company to a 40l(k) (defined contribution) retirement plan.

(2) The Named Executive Officers also received various other personal benefits, the value of which did not exceed for any fiscal year as to such person the lesser of $50,000 or 10% of his annual salary and bonus.

(3) Consists of incentive compensation awarded pursuant to an employment agreement entered into by PLC and Mr. Parker, a former PLC shareholder, in connection with the Company's acquisition of PLC in October 2000. This employment agreement expires on October 12, 2003.

(4)  Employed by the Company for approximately nine months in Fiscal 2001.

(5) Consists of the fair market value of 123,004 shares of Common Stock that, pursuant to Mr. Parker's employment agreement with PLC entered into on October 12, 2000, the Company is, subject to certain conditions, required to issue to Mr. Parker in four equal annual installments starting on October 12, 2001. The fair market value of the shares is determined as of October 12, 2000. As of the end of Fiscal 2002, the fair market value of the shares not yet issued to Mr. Parker was $788,763, based upon the closing price of the Common Stock on June 28, 2002.

(6) Not employed by the Company or any affiliate of the Company in fiscal year ended June 30, 2000.

(7) Consists of incentive compensation and bonus awarded pursuant to an employment agreement entered into by PLC and Mr. Piccola, a former PLC shareholder, in connection with the Company's acquisition of PLC in October 2000. This employment agreement expired on October 11, 2002. For additional information refer to the description of Mr. Piccola's employment agreement under the caption "Employment Contracts with Named Executives."

(8) Consists of the fair market value of 10,128 shares of Common Stock that, pursuant to Mr. Piccola's employment agreement with PLC entered into on October 12, 2000, the Company is, subject to certain conditions, required to issue to Mr. Piccola in four equal annual installments starting on October 12, 2001. The fair market value of the shares is determined as of October 12, 2000. At the end of Fiscal 2002, the fair market value of the shares not yet issued to Mr. Piccola was $64,946, based upon the closing price of the Common Stock on June 28, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
  Values

         The following table sets forth individual exercises of stock options during Fiscal 2002 and year-end values by the Named Executive Officers.


                                                                      Number of Securities
                                                                     Underlying Unexercised        Value of Unexercised
                                                                           Options at              In-the-Money Options
                                                                       June 30, 2002 (#)          At June 30, 2002($)(1)
                                                                    ------------------------     ------------------------

                                     Shares
                                  Acquired on         Value
             Name                 Exercise(#)     Realized ($)     Exercisable    Unexercisable  Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Jeffrey P. Orleans                     --              --                  --             --             --             --
Benjamin D. Goldman                 400,000         2,220,000              --             --             --             --
Michael T. Vesey                       --              --             285,000         50,000      1,961,500        352,500
J. Russell Parker, III                 --              --                  --             --             --             --
L. Anthony Piccola                     --              --                  --             --             --             --

--------

(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing market price of the Company's Common Stock on June 28, 2002 was $8.55 per share.

Option/SAR Grants Table

         Neither the Chief Executive Officer nor the other Named Executive Officers were granted stock options or stock appreciation rights during Fiscal 2002.

Performance Graph

         The graph set forth below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company during the five years ended June 30, 2002 with (1) the cumulative total return on the American Stock Exchange Index and (2) the cumulative total return on a selected peer group index. The Company's peer group is the Standard & Poor's Homebuilding Index. The comparison assumes $100 was invested on June 30, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. The closing market price of the Company's Common Stock as of June 28, 2002 was $8.55 per share.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG ORLEANS HOMEBUILDERS, INC., THE AMEX COMPOSITE INDEX
                        AND THE S & P HOMEBUILDING INDEX

*$100 invested on 6/30/97 in stock or index - including reinvestment of dividends. Fiscal year ending June 30.


                                  Years Ending
                                  ------------
                           June 1997   June 1998   June 1999   June 2000   June 2001   June 2002
                           ---------   ---------   ---------   ---------   ---------   ---------
Orleans Homebuilders, Inc.    100.00      262.08      206.91      172.48      332.16      943.50
Amex Market Value             100.00      115.86      128.17      150.33      147.42      143.44
S&P Homebuilding              100.00      168.63      141.99      104.47      183.25      270.73

Compensation Committee Interlocks and Insider Participation

         During Fiscal 2002, Messrs. Kaplan and Katz served on the Compensation Committee of the board of directors and the 1992 Incentive Stock Option Committee. Mr. Katz is Of Counsel to Katz, Ettin, Levine, Kurzweil, Weber & Scialaeba, P.A., which has performed legal services for the Company in the past year. Mr. Kaplan was engaged by the Company in 1999 to provide services in connection with the Company's acquisition of PLC. In accordance with the terms of that agreement, the Company paid Mr. Kaplan $60,000, $50,000 and $40,000 in the fiscal year ended June 30, 2000 ("Fiscal 2000") and in Fiscal 2001 and Fiscal 2002, respectively. In addition, Mr. Orleans and Mr. Katz are partners in Palm Aire Associates, LP and each owns a fifty percent equity interest in Resorts at Palm Aire, Inc., the general partner of Palm Aire Associates, LP. Mr. Orleans and Mr. Katz are both members of the board of directors of Resorts at Palm Aire, Inc.

Employment Contracts with Named Executives

         Jeffrey P. Orleans

         The Company entered into an employment agreement with Jeffrey P. Orleans in June 1987. While the initial term of the agreement has expired, it automatically renews for successive one year terms, unless either Mr. Orleans or the Company gives notice of termination at least 180 days prior to the end of the then current term. Pursuant to the employment agreement, Mr. Orleans is to serve as Chairman of the board of directors and Chief Executive Officer of the Company and is to be paid a base salary of $300,000, which may be increased from time to time and represents an increase from Mr. Orleans's initial salary of $200,000. In addition, Mr. Orleans is entitled to receive bonus compensation equal to 3% of certain of the Company's pre-tax profits as defined by the agreement. This bonus compensation is awarded in a manner consistent with the Company's incentive compensation plan described under the caption "Compensation Committee Report on Executive Compensation."

         Mr. Orleans' employment agreement also provides that if Mr. Orleans' employment terminates as a result of his death or disability, he or his estate is entitled to receive his base salary for the lesser of (a) a period of 120 days following such termination and (b) the balance of the then existing term together with a prorated portion (based on the number of days employed) of bonus compensation he would have received had his employment not terminated.

         Under Mr. Orleans' employment agreement, he is also entitled to certain fringe benefits, including health, travel and accident, long-term disability and life insurance generally available to the Company's senior officers. The Company also pays certain vehicle expenses for Mr. Orleans.

         J. Russell Parker, III

         PLC entered into an employment agreement with J. Russell Parker, III in October 2000 for a term of three years. Pursuant to this employment agreement, Mr. Parker is to serve as the president of PLC, is obligated to work not less than 12 full days per month, is to be paid a base salary of $220,000 and is eligible to receive up to 123,004 shares of Common Stock, which number of shares may be increased if the employment by PLC of certain former PLC shareholders terminates under certain circumstances. The Common Stock is to be issued in four equal installments on each of the first four anniversaries of the employment agreement and 61,502 shares have been issued to date. Except for certain limited circumstances, Mr. Parker is entitled to receive the shares of Common Stock even if he is not employed by PLC on the anniversary date on which shares are to be issued. In addition, Mr. Parker has the right to require the Company to repurchase the Common Stock he receives pursuant to the employment agreement for $3.33 per share. This right becomes exercisable upon receipt of notice from the Company, which the Company shall give at any time after July 31, 2005, and must be exercised, if at all, by Mr. Parker within 30 days after receiving the notice.

         Mr. Parker is also entitled to receive certain incentive compensation equal to approximately 61% of 25% of certain defined pre-tax profits in excess of $1,750,000 attributable to the Company's sales of homes in Virginia, North Carolina and South Carolina for the Company's fiscal years ended June 30, 2001, 2002 and 2003. The percentage to be received by Mr. Parker may be increased if the employment by PLC of certain former PLC shareholders terminates under certain circumstances. The aggregate incentive payments to Mr. Parker and certain other former PLC shareholders under similar provisions in their employment agreements with PLC is capped at $1,250,000. Except for certain limited circumstances, Mr. Parker is entitled to receive this incentive compensation even if he is not employed by PLC during the relevant fiscal year.

         Mr. Parker's employment agreement also provides that, if his employment is terminated by PLC without "cause" or he terminates his employment "for good reason," both of which terms are defined by the agreement, then he is entitled to certain severance compensation. If the termination occurs prior to the second anniversary of the employment agreement, Mr. Parker is entitled to receive his base salary for 12 months and if the termination occurs after the second anniversary, Mr. Parker is entitled to receive his base salary until the third anniversary.

         Mr. Parker's employment agreement also provides that he is entitled to certain fringe benefits, including health insurance, participation in the Company's 401(k) plan, a vehicle allowance, payment of certain club dues and life insurance.

         L. Anthony Piccola

         PLC entered into an employment agreement with L. Anthony Piccola in October 2000 for a term of two years. Pursuant to this employment agreement, Mr. Piccola served as PLC's Division Manager, Raleigh, North Carolina region and was paid a base salary of $137,500 and is eligible to receive up to 10,128 shares of Common Stock, which number of shares may be increased if the employment by PLC of certain former PLC shareholders terminates under certain circumstances. The Common Stock is to be issued in four equal installments on each of the first four anniversaries of the employment agreement and 5,064 shares have been issued to date. Mr. Piccola is entitled to receive the shares of Common Stock even if he is not employed by PLC on the anniversary date on which shares are to be issued if his employment was terminated by PLC "without cause," terminated by him for "good reason" or terminated as a result of his "disability" (which terms are defined by his employment agreement) or death. In addition, Mr. Piccola has the right to require the Company to repurchase the Common Stock he receives pursuant to the employment agreement for $3.33 per share. This right is exercisable for ten days following the fifth anniversary of Mr. Piccola's employment agreement.

         Mr. Piccola is also entitled to receive certain incentive compensation equal to approximately 13% of 25% of certain defined pre-tax profits in excess of $1,750,000 attributable to the Company's sales of homes in Virginia, North Carolina and South Carolina for the Company's fiscal years ended June 30, 2001, 2002 and 2003. The percentage to be received by Mr. Piccola may be increased if the employment by PLC of certain former PLC shareholders terminates under certain circumstances. The aggregate incentive payments to Mr. Piccola and certain other former PLC shareholders under similar provisions in their employment agreements with PLC is capped at $1,250,000. Mr. Piccola is entitled to receive this incentive compensation even if he is not employed by PLC at the end of the relevant fiscal year if his employment was terminated by PLC "without cause," terminated by him for "good reason" or terminated as a result of his "disability" or death. In addition to the incentive compensation described above, Mr. Piccola is also entitled to receive a bonus based upon the profitability of the Raleigh and Greensboro division as set forth in his employment agreement. This bonus compensation is based upon a sliding scale percentage (4-8%) of the Company's pre-tax profit attributable to its Raleigh and Greensboro Division. The pre-tax profit used to determine this bonus is calculated in accordance with the terms of Mr. Piccola's employment agreement.

         Mr. Piccola's employment agreement also provides that, if his employment is terminated by PLC without "cause" or he terminates his employment "for good reason," then he is entitled to certain severance compensation. If the termination occurs prior to the first anniversary of the employment agreement, Mr. Piccola is entitled to receive his base salary for until the first anniversary or for six months, whichever is longer, and if the termination occurs after the first anniversary, Mr. Piccola is entitled to receive his base salary until 30 months after the date the employment agreement was entered into or for six months, whichever is shorter.

         Mr. Piccola's employment agreement also provides that he is entitled to certain fringe benefits, including health insurance, participation in the Company's 401(k) plan, use of a vehicle and life insurance.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         Compensation Committee

         The Compensation Committee consists of Messrs. Kaplan and Katz and is chaired by Mr. Kaplan. The Compensation Committee reviews and recommends salaries, bonuses and other forms of compensation for executive officers and other key employees of the Company.

         Overview and Philosophy

         The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The Compensation Committee believes that the objectives of the stockholders will be best achieved by having a substantial portion of executive cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options. Consistent with this philosophy, compensation for the Company's executives consists of a base salary, a bonus and, in some cases, stock options.

         Senior Executive Officers' Compensation

         The compensation of the Company's three most senior executive officers, Messrs. Orleans, Goldman and Vesey, is reviewed by the Compensation Committee and approved by the board of directors. For Fiscal 2002, Mr. Orleans' base salary was $300,000, which has been the same since 1994, Mr. Goldman's base salary was $225,000, and Mr. Vesey's base salary was $217,500. Mr. Orleans' compensation is also subject to his employment agreement with the Company discussed above under the caption "Employment Contracts with Named Executives."

         Other Executive Officers' Compensation

         For Fiscal 2002, the Compensation Committee assumed the responsibility for the cash and other compensation to be paid to Messrs. Santangelo and Schaal, except for any compensation under the Company's incentive stock plans. The compensation of Messrs. Thomas Gancsos, Parker and Piccola was set by their employment agreements with PLC. The amount and nature of compensation to be received by the Company's executive officers was determined in accordance with the recommendations of the Chief Executive Officer.

         Base Salary

         The compensation to executive officers of the Company is generally in the low range of base salary amounts paid to comparable executive officers at similar companies. Increases in base salaries have been limited over the last several fiscal years and are adjusted based on the performance of an individual executive, increased responsibilities assumed by such executive, compensation trends in the real estate industry and general market compensation levels for comparable positions. The base salaries for Messrs. Gancsos, Parker and Piccola for 2002 were set by their employment agreements with PLC. The employment agreements of Messrs. Gancsos and Piccola expired on October 12, 2002 and their future compensation will be set in the same manner as the compensation of the Company's other executive officers.

         Incentive Compensation Programs

         The Compensation Committee believes that it is important for the Company to further align its executive officers and key employees with the stockholders' interests by establishing a direct link between executive pay and the Company's operating financial performance. Accordingly, on July 18, 1994, the board of directors, upon the favorable recommendation of the Compensation Committee, adopted an incentive compensation plan to be applied in the fiscal year ended June 30, 1995 and thereafter. The Incentive Plan, which is a continuation of that plan, is the subject of the Incentive Plan Proposal and is described above under the caption "Approval of the Orleans Homebuilders, Inc. Amended and Restated Incentive Compensation Plan."

         For Fiscal 2002, the board of directors continued management performance goals, which included continued growth in profitability, reduction of unproductive assets, acquisition and financing of new and existing assets, and improvements by management to reduce overhead and increase efficiency. With respect to Fiscal 2002, pursuant to the incentive compensation plan, 3% of pre-tax profits were awarded to Mr. Orleans, 1.3% of pre-tax profits were awarded to Mr. Goldman and 1.5% of pre-tax profits were awarded to Mr. Vesey. An aggregate of approximately 2.2% of pre-tax profits were awarded to the Company's other senior officers based upon their attainment of certain performance goals, except that Mr. Schaal was awarded 0.75% of certain pre-tax profits of northern region operations under a separate agreement with him.

         The incentive compensation plan discussed above does not apply to Messrs. Thomas Gancsos, Parker or Piccola, the Company's executive officers or key employees for the Company's southern region. The employment agreements of Messrs. Gancsos and Piccola, which expired on October 12, 2002, provided that Mr. Gancsos and Piccola were entitled to receive an annual bonus based upon a sliding-scale percentage (4%-8%) of the pre-tax profits attributable to certain operations in the southern region. In addition, through the fiscal year ending June 30, 2003, Messrs. Parker and Piccola are entitled to receive certain incentive compensation if certain pre-tax profits of the Company exceed $1,750,000. Future incentive compensation for Messrs. Gancsos and Piccola, if any, will be awarded at the Company's discretion.

         1992 Incentive Stock Option Plan

         The 1992 Plan established by the board of directors is intended to align directly the interests of the Company's executives and the stockholders in the enhancement of stockholder value. The ultimate value, if any, received by holders of options, restricted stock and stock appreciation rights granted under the 1992 Plan is directly tied to increases in the Company's stock price. Therefore, these stock options and stock appreciation rights serve to link closely the interests of management and stockholders by motivating executives to make decisions that will serve to increase the long-term return to the stockholders. Additionally, grants under the 1992 Plan generally include vesting and termination provisions, which the board believes will encourage recipients of grants made under the 1992 Plan to remain employees of the Company. Options granted under the 1992 Plan generally have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, become exercisable in installments within a period of three years from the date of grant, and are contingent upon the grantee's continued employment.

         Other Benefits

         The Company makes available health care benefits and a 401(k) plan for executive officers on terms generally available to all Company employees. Messrs. Gancsos, Parker and Piccola receive similar benefits pursuant to their agreements with PLC. The board of directors believes that such benefits are comparable to those offered by other real estate developers of similar size. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the salary of any executive officer in the last fiscal year.

                                                    The Compensation Committee

                                                    David Kaplan, Chairman
                                                    Lewis Katz



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Convertible Note

         In connection with the Company's discretionary secured line of credit in the maximum principal amount of $6.6 million entered into in April 1996, the Company and the lending bank agreed to enter into certain arrangements with Jeffrey P. Orleans, Chairman and Chief Executive Officer of the Company, relating to existing borrowings by the Company from Mr. Orleans. These arrangements included the subordination to the bank of $3 million of advances by Mr. Orleans to the Company.

         The board of directors appointed a Special Committee of non-employee directors to review and recommend the permanent terms of the aggregate $3 million in advances by Mr. Orleans to the Company and the terms of an additional $2 million to be advanced by Mr. Orleans to the Company. On July 9, 1996, after receiving the report of the Special Committee and a preliminary report from Howard, Lawson & Co., an investment banking firm, on the fairness of the proposed terms, the board of directors unanimously approved the proposed terms (Mr. Orleans abstaining), and delegated to the Special Committee the authority to approve the final documentation, subject to the receipt of a written opinion from Howard, Lawson & Co. as to the fairness of the proposed terms to the shareholders of the Company. In August 1996, after receipt of an opinion from Howard, Lawson & Co., to the effect that the proposed arrangements with Mr. Orleans relating to such advances were fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view, the Special Committee approved the documentation under which these advances would be made by Mr. Orleans to the Company.

         The $3 million advance by Mr. Orleans to the Company referred to above is evidenced by the Company's $3 million Convertible Subordinated 7% Note (the "Convertible Note"), issued pursuant to a note purchase agreement dated as of August 1, 1996, as amended and restated as of June, 1997. During Fiscal 2002, Mr. Orleans agreed to extend the maturity date one year to January 1, 2005, provided the terms of the original Convertible Note are not modified. The Convertible Note, as modified by certain deferral agreements, provides for interest payable quarterly at 7% per annum and annual principal payments of $1 million beginning January 1, 2003. The Convertible Note contains commercially standard default and other provisions. The holder of the Convertible Note may convert all or any portion (in integral multiples of $1 million) of the principal amount of the Convertible Note into shares of the Company's Common Stock at a conversion price of $1.50 per share, subject to adjustment for splits, combinations, and other capital changes. The closing price of the Company's Common Stock on the American Stock Exchange on July 8, 1996, the date the board of directors approved the terms of the borrowing, was $1.125 per share.

         Series D Preferred Stock

         On April 20, 1998, the board of directors approved, subject to the receipt of a written opinion confirming the fairness of the transaction from an investment banking firm satisfactory to the board of directors, the exchange with Mr. Orleans of an aggregate of $3 million of indebtedness represented by a $2 million variable rate note and two demand notes in the aggregate principal amount of $1,000,000 for shares of the Company's Series D Preferred Stock (the "Series D Preferred Stock"). On September 24, 1998, the board of directors received the written opinion of Howard, Lawson & Co. to the effect that the proposed exchange with Mr. Orleans was fair to the stockholders of the Company, other than Mr. Orleans, from a financial point of view. The board of directors then took final action to authorize the terms of the Series D Preferred Stock and the execution of an Exchange Agreement with Mr. Orleans. On October 20, 1998, the Company entered into an Exchange Agreement with Mr. Orleans under which Mr. Orleans exchanged the variable rate note and the demand notes for 100,000 shares of Series D Preferred Stock.

         The Series D Preferred Stock has a liquidation value of $3,000,000, or $30.00 per share, and requires annual dividends of 7% of the liquidation value. The dividends are cumulative and payable quarterly. The Series D Preferred Stock is redeemable by the Company at any time after December 31, 2003, in whole or in part, at a cash redemption price equal to the liquidation value plus all accrued and unpaid dividends on such shares to the date of redemption. The Series D Preferred Stock is convertible into 2,000,000 shares of Common Stock at a conversion price of $1.50 per share of Common Stock. The closing price of the Company's Common Stock on the American Stock Exchange on April 20, 1998 (the date of board of directors approval of the issuance of the Series D Preferred Stock) was $1.19.

         If Mr. Orleans were to convert the Convertible Note and the Series D Preferred Stock in full at its initial conversion prices of $1.50 per share, his beneficial ownership of the Company's Common Stock would increase by 4,000,000 shares and his percentage ownership of the outstanding common stock of the Company, based on the number of shares of Common Stock outstanding on September 30, 2002, would increase from approximately 61.5% to approximately 71.2%.

         Purchase Money Mortgage

         In December 1997, the Company purchased land from Mr. Orleans in exchange for a $500,000 Purchase Money Mortgage (the "PMM"), plus a share of one-half of the gross profit in excess of 16% on a portion of the homes built and sold on this land. During the fiscal year ended June 30, 1998, the Company repaid $200,000 of the PMM and began development of the land. During Fiscal 2002, 2001 and 2000, 54, 48 and 32 lots, respectively, have settled and the Company incurred additional costs of approximately $383,000, $145,000 and $161,000, respectively, for Mr. Orleans' share of the gross profit. As of June 30, 2002, the Company paid Mr. Orleans approximately $660,000 under this agreement and the remaining $29,000 is included in the Company's financial statements as an accrued expense. The PMM bears interest at 7% annually and is due no later than 60 months from the date of issuance.

         Line of Credit and Mount Laurel Homes

         During the fiscal year ended June 30, 1999, the Company entered into an agreement with Mr. Orleans for a $4,000,000 unsecured line of credit. The agreement provides for an annual review by Mr. Orleans for a one-year extension and currently expires June 30, 2003, with annual interest at LIBOR plus 4%, payable monthly. There were no principal or interest balances outstanding as of June 30, 2002. The total outstanding principal and interest was $3,619,000 at June 30, 2001.

         Relationship with Orleans Construction Corp.

         Prior to October 22, 1993, the date of acquisition by the Company of Orleans Construction Corp., a real estate company which was wholly owned by Mr. Orleans, Orleans Construction Corp. had advanced funds to, borrowed funds from, and paid expenses and debt obligations on behalf of Orleans Builders and Developers, L.P., a partnership in which Mr. Orleans owns a majority interest. During Fiscal 2002, the Company repaid the entire outstanding principal balance and accrued interest of approximately $900,000. At June 30, 2001, amounts owed by the Company to the partnership aggregated $869,000. These advances bore interest at 7% annually. The interest incurred on these advances amounted to $31,000 for Fiscal 2002.

         Relationship with A.P. Orleans Insurance Agency Inc.

         The Company places a majority of its corporate insurance through A.P. Orleans Insurance Agency Inc., of which Mr. Orleans is the sole shareholder. The Company also uses A.P. Orleans Insurance Agency, Inc. to purchase surety bonds that the Company is required to maintain with various municipalities as part of its ongoing operations as a developer on specific projects in those municipalities. The Company incurred an aggregate of approximately $767,000 in Fiscal 2001 and an aggregate of approximately $1,472,000 in Fiscal 2002 for these insurance policies. A.P. Orleans Insurance Agency, Inc. received customary commissions from the insurance companies for serving as broker.

         Relationship with Title Insurer

         Mr. Goldman and Mr. Orleans each own a 33-1/3% equity interest in a limited partnership that has a consulting agreement with a third party real estate title insurance company (the "Title Company"). The Company purchases real estate title insurance and related closing services from the Title Company for various parcels of land acquired by the Company. The Company paid the Title Company approximately $190,000, $197,000 and $141,000, for the Company's fiscal years ended June 30, 2002, 2001 and 2000, respectively. In addition, the Company's homebuyers may elect to utilize the Title Company for the purchase of real estate title insurance and real estate closing services but, the homebuyers are under no obligation to do so.

         Under the terms of the consulting agreement, which expires in July 2007, the limited partnership providing the consulting services is entitled to receive 50% of the pre-tax profits attributable to certain operations of the Title Company, subject to certain adjustments. In addition, the limited partnership and the principals of the limited partnership, including Mr. Goldman and Mr. Orleans, have agreed not to engage in the real estate title insurance business or the real estate closing business during the term of the consulting agreement.

         Other

         An entity in which Mr. Orleans owns a 67% equity interest, JPO-EAM Associates, LP, purchased five residential units from the Company in July 2002 for an aggregate purchase price of $316,795. The purchase price was determined by the Company in accordance with New Jersey Consumer Office of Affordable Housing regulations. The deeds for these units, which were constructed by the Company in 2002, contain restrictions requiring that they be rented to low and moderate income families for not less than 20 years. The construction and sale of these homes assists the Company in satisfying certain of its obligations to provide low and moderate income housing.

         In November 1999, the Company engaged David Kaplan, a director of the Company, to provide services in connection with the acquisition of Parker & Lancaster Corporation. In accordance with the terms of the arrangement, the Company paid Mr. Kaplan $60,000 during Fiscal 2000, $50,000 in Fiscal 2001 and $40,000 in Fiscal 2002.

         On March 20, 2000, Thomas Vesey, the brother of Michael T. Vesey, President and Chief Operating Officer of the Company, was hired to assist the Company in evaluating and identifying opportunities for expansion into additional market areas. Presently, Mr. Vesey is the Division Manager for Charlotte, North Carolina. During Fiscal 2001, his salary was increased to $150,000 on an annualized basis. In addition, he also received a $67,100 bonus related to Fiscal 2002 performance.

         Mr. Robert M. Segal, a director of the Company, is a partner in the law firm Wolf, Block, Schorr and Solis-Cohen LLP, which serves as the Company's general counsel.

         In the opinion of the board of directors, all of the transactions described in "Certain Relationships and Related Transactions," insofar as they involve transactions by affiliates of the Company with the Company, are on terms that are comparable to or not less favorable than, terms which would have been obtainable by the Company from unaffiliated third parties.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the board of directors consists of three directors, all of whom are independent as defined under the American Stock Exchange's listing standards, and operates under a written charter adopted by the board of directors. The Audit Committee has prepared the following report on its activities with respect to the Company's financial statements for Fiscal 2002:

      o The Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP, independent accountants for the Company;

      o The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements of Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of the financial statements for Fiscal 2002;

      o The Audit Committee has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence from the Company; and

      o Based on the review and discussions referred to above, the Audit Committee has recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2002, for filing with the Securities and Exchange Commission.

                                                      Audit Committee

                                                      David Kaplan, Chairman
                                                      Robert N. Goodman
                                                      Andrew N. Heine



                  ADDITIONAL INFORMATION REGARDING THE AUDITORS

         PricewaterhouseCoopers LLP has been selected to be the independent accountants for the Company for its 2003 Fiscal Year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement if desired and to be available to respond to any appropriate questions.

         Audit Fees

         The aggregate fees charged to the Company by PricewaterhouseCoopers LLP for its audit of the Company's financial statements for Fiscal 2002 and for its review of financial statements included in the Company's quarterly reports on Form l0-Q for Fiscal 2002 were approximately $123,500.

         Financial Information Systems Design and Implementation Fees

         There were no services performed or fees charged to the Company by PricewaterhouseCoopers LLP for information technology services for Fiscal 2002.

         All Other Fees

         The aggregate fees charged to the Company by PricewaterhouseCoopers LLP for all other services, which include fees related to business acquisitions, tax consultation, tax return preparation and accounting consultation for Fiscal 2002 were approximately $22,500.

         The Audit Committee has considered the nature of the above-listed services provided by PricewaterhouseCoopers LLP and determined that such services are compatible with their provision of independent audit services.

        DEADLINE FOR FILING STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Proposals which stockholders desire to have included in the Company's proxy statement for the annual meeting in 2003 pursuant to Exchange Act Rule 14a-8(e) must be received by the Company at its principal executive offices on or before June 29, 2003.

         A stockholder may wish to have a proposal presented at the 2003 annual meeting, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at its principal executive offices on or before September 17, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), then such proposal shall be deemed "untimely" for purposes of Securities and Exchange Commission Rule 14a-4(c). Therefore, the Company's proxy committee will be allowed to use its discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2003 Annual Meeting of Stockholders.

         The Company has not been notified by any stockholder of such stockholder's intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy grants the proxy committee discretionary authority to vote on any matter properly brought before this year's Annual Meeting.





                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 2002. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND UPON PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO JOSEPH A. SANTANGELO, SECRETARY-TREASURER AND CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE ONE OF THIS PROXY STATEMENT.

October 25, 2002

                               By Order of the Board of Directors


                               JOSEPH A. SANTANGELO,
                               Secretary-Treasurer and Chief Financial Officer

                                                                      Appendix A




                           ORLEANS HOMEBUILDERS, INC.
                           INCENTIVE COMPENSATION PLAN
                  (Amended and Restated Effective July 1, 2002)

Purpose

         The Orleans Homebuilders, Inc. Incentive Compensation Plan, as herein amended and restated (the "Plan"), is an amendment and restatement of the incentive compensation plan originally adopted by the Company on July 18, 1994, and as previously in effect. The Plan is designed to reward those executives and key employees of Orleans Homebuilders, Inc., a Delaware corporation (the "Company") and its affiliates who are designated as Participants for achieving corporate performance objectives, and to provide, in particular, a performance incentive for these executives and key employees that is linked to the Company's operating financial performance.

                            ARTICLE I - DEFINITIONS

         1.1   "Board" shall mean the Board of Directors of the Company.

         1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

         1.3 "Committee" shall mean the Compensation Committee of the Board, or such other committee as may be designated by the Board to act as the administrative committee with respect to the Plan.

         1.4 "Covered Employee" shall mean, with respect to any fiscal year of the Company, each officer, other than the chief executive officer, whose compensation for such fiscal year is required to be disclosed to shareholders in the proxy statement relating to the annual meeting of stockholders of the Company held during the next fiscal year pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

         1.5 "Net Pre-Tax Profits" shall mean the Company's consolidated operating profits determined before taxes and without taking into account nonrecurring items, income or loss arising from extraordinary items, discontinued operations, debt repurchase at a discount, or any amounts paid or accrued pursuant to the Plan. The Company shall determine the Company's Net Pre-Tax Profits applying for these purposes generally accepted accounting principles.

         1.6   "Participant" shall mean the following persons:

               (a) Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer of the Company;

               (b) Benjamin D. Goldman, Vice Chairman of the Board;

               (c) Michael T. Vesey, President and Chief Operating Officer; and

               (d) Such other of the Company's officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) and other key employees as may be designated as Participants in the Plan by the Committee.

         1.7   "Performance Period" shall mean the Plan Year.

         1.8 "Plan Year" shall mean the Company's fiscal year, beginning on July 1 and ending on June 30.

                   ARTICLE II - ELIGIBILITY AND PARTICIPATION

         2.1 Participation in the Plan for a Plan Year shall be open to those employees who are designated as Participants pursuant to the Plan or by action of the Committee from time to time.

         2.2 If a Participant has not been a Participant for a full Plan Year, such Participant's benefits payable under the Plan, if any, shall be limited to a pro-rata portion of the benefit otherwise payable for such Plan Year based on the portion of the Plan Year such Participant was a Participant in the Plan.

                         ARTICLE III - PERFORMANCE GOAL

         No amount shall be payable pursuant to the Plan with respect to a Plan Year unless the Company has Net Pre-Tax Profits for such Plan Year.

                   ARTICLE IV - DETERMINATION OF BONUS AWARDS

         4.1 As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Company has any Net Pre-Tax Profits, and shall, if there are such Net Pre-Tax Profits, determine the amount payable pursuant to the Plan, as set forth below:

               (a) The bonus payable to Jeffrey P. Orleans for each Plan Year shall be equal to three percent (3%) of the Company's Net Pre-Tax Profit for such Plan Year.

               (b) The bonus payable to Michael T. Vesey for each Plan Year shall be equal to one and one-half percent (1 1/2%) of the Company's Net Pre-Tax Profit for such Plan Year.

               (c) Subject to Section 4.2, the bonus payable to each other Participant for each Plan Year shall be determined by the Committee; provided, however, that in no event shall the bonus payable to any such other Participant in any Plan Year exceed one and one-half percent (1 1/2%) of the Company's Net Pre-Tax Profits for the Plan Year.

               (d) Notwithstanding any other provisions of the Plan, the aggregate payments to Participants under the Plan with respect to any Plan Year shall equal eight percent (8%) of the Company's Net Pre-Tax Profits for such Plan Year. The Committee shall take this aggregate payment amount into account in its determination of the aggregate bonus amount awarded pursuant to Section 4.1(c).

         4.2 The Committee shall have no discretion to increase the maximum bonus payable to any Participant under the Plan, but shall have the right and obligation to reduce the amount of or totally eliminate one or more such bonuses (other than the bonuses payable to Messrs. Orleans and Vesey) so as to cause the aggregate amount of bonuses payable under the Plan with respect to a Plan Year to be equal to eight percent (8%) of the Company's Net Pre-Tax Profits for the Plan Year).

         4.3 Notwithstanding anything to the contrary in this Article IV, no amount shall be payable under the Plan to any Participant who is not employed by the Company or an affiliate of the Company as of the date payment is to be made unless the Participant's termination of employment is attributable to the Participant's death, disability, or retirement.

                         ARTICLE V - PAYMENT OF AWARDS

         5.1 Approved bonus awards shall be payable by the Company in cash to each Participant, or to his estate in the event of his death, in a single payment or in installments, after the end of each Performance Period, but only after the Committee has certified in writing that the relevant performance goal for the Plan Year has been achieved.

         5.2 If a bonus award is payable to a Participant who is no longer employed by the Company or an affiliate of the Company by reason of such Participant's death, disability or retirement, the amount of the bonus award payable to such Participant shall be reduced to reflect the portion of the year the Participant was a Participant in the Plan, as provided in Section 2.2, above.

                    ARTICLE VI - OTHER TERMS AND CONDITIONS

         6.1 No bonus award shall be paid under the Plan unless and until the material terms have been disclosed to and approved by the Company's shareholders by a majority of votes cast in a separate vote, either in person or by proxy, including abstentions to the extent abstentions are counted as voting under applicable state law, such requirements to be interpreted in a manner consistent with the applicable provisions of Treasury Regulation Section 1.162-27, promulgated pursuant to Section 162(m) of the Code.

         6.2 No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

         6.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant's compensation at any level.

         6.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

                          ARTICLE VII - ADMINISTRATION

         7.1 All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code.

         7.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

         7.3 Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

         7.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

         7.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Article III or the maximum bonus payable to any Participant as specified in Sections 4.1 and 4.2 without shareholder approval, unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.

         7.6 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

         7.7 The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                 REVOCABLE PROXY
                           ORLEANS HOMEBUILDERS, INC.


                         ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, DECEMBER 6, 2002

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         The undersigned, revoking all prior proxies, hereby appoints Jeffrey P. Orleans and Benjamin D. Goldman, or any of them, with full power of substitution, as the undersigned's proxies and hereby authorizes them to represent and to vote, as designated herein, all the Common Stock of Orleans Homebuilders, Inc. held of record by the undersigned on the close of business on October 22, 2002, at the Annual Meeting of Stockholders to be held on Friday, December 6, 2002 and at any adjournment or postponement thereof.

         UNLESS OTHERWISE SPECIFIED, ALL SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED AND "FOR" THE PROPOSAL TO APPROVE THE ORLEANS HOMEBUILDERS, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF POSTPONEMENT THEREOF.

                                         --------------------------------------
Please be sure to sign and date          Date
  this Proxy in the box below.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Stockholder sign above                      Co-holder (if any) sign above



                                                                         For All
1. ELECTION OF DIRECTORS                            For     Withhold     Except
                                                    / /       / /         / /

Nominees: Benjamin D. Goldman, Jerome S. Goodman, Robert N. Goodman, Andrew N. Heine, David Kaplan, Lewis Katz, Jeffrey P. Orleans, Robert M. Segal, John W. Temple and Michael T. Vesey.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. APPROVAL OF THE ORLEANS HOMEBUILDERS, INC. AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

                  For         Against       Abstain
                  / /           / /           / /

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

--------------------------------------------------------------------------------

  | Detach above card, sign, date and mail in postage paid envelope provided. |

--------------------------------------------------------------------------------
         Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.

         The above signed acknowledges receipt from Orleans Homebuilders, Inc. prior to the execution of this proxy, of a Notice of the Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders.

                               PLEASE ACT PROMPTLY
                    SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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